Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720/888-2517		720/888-2518

	Paul Lonnegren		Karen King
	720/888-6099		720/888-2503

Level 3 Announces Offering of

$250 Million of Convertible Senior Notes

BROOMFIELD, Colo., June 30, 2003—Level 3 Communications, Inc. (Nasdaq:LVLT) today announced the offering of $250 million aggregate principal amount of its Convertible Senior Notes due 2010 in an underwritten public offering. The company will also grant to the underwriters an option to purchase an additional $37.5 million aggregate principal amount of its Convertible Senior Notes solely to cover over-allotments.

Level 3 intends to use the net proceeds for working capital, capital expenditures and other general corporate purposes, including new product development, debt repurchases and acquisitions.

The offering is being made by a group of underwriters led by Citigroup and other additional co-managers that the company expects to select. Citigroup will be the sole book running manager. The company currently expects that the offering will be completed in July 2003.

A registration statement relating to the Convertible Senior Notes has been declared effective by the Securities and Exchange Commission. Offers and sales of the Convertible Senior Notes may be made only by the related prospectus and prospectus supplement, which may be obtained from Citigroup Global Markets Inc., 390 Greenwich Street, New York, N.Y., 10013.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, Genuity managed services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.softwarespectrum.com, and www.i-structure.com.

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company’s target markets. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.